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Contact:	Donald P. Zerio
	Vice President, Finance, Chief Financial Officer	October 13, 2015
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS DECREASES IN REVENUE AND NET INCOME FROM THE COMPARABLE SEQUENTIAL AND PRIOR YEAR PERIODS

Milpitas, California, October 13, 2015, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended September 27, 2015.  Quarterly revenues of $341.9 million for the first quarter of fiscal year 2016 decreased $29.1 million or 7.9% from $371.1 million reported in the first quarter of fiscal year 2015 and decreased $37.6 million or 9.9% from the previous quarter's revenue of $379.5 million.  Net income of $112.0 million decreased $17.4 million or 13.4% from the first quarter of fiscal year 2015 and decreased $20.7 million or 15.6% from the previous quarter’s net income of $132.7 million.    Diluted earnings per share of $0.46 per share in the first quarter of fiscal year 2016 decreased $0.07 per share or 13% from the first quarter of fiscal year 2015 and decreased $0.08 per share or 15% from the fourth quarter of fiscal year 2015.  Net income and diluted earnings per share decreased on a sequential basis and from the comparable prior year period primarily due to the decrease in revenue.

Cash, cash equivalents and marketable securities increased by $42.3 million over the fourth quarter of fiscal year 2015 to $1.24  billion.  A cash dividend of $0.30 per share will be paid on November 25, 2015 to stockholders of record on November 13, 2015.  During the first quarter the Company generated positive cash flows from operations of $175.7 million or 51% of total revenues.  During the first quarter of fiscal year 2016 the Company returned $129.9 million to shareholders in the form of dividends of $73.3 million, representing $0.30 per share, and stock purchases of $56.6 million totaling 1.4 million shares.

According to Lothar Maier, CEO, “As we reported at this time last quarter, we expected a difficult September quarter due to lower bookings as our customers reacted to sluggish global macroeconomic conditions.  Revenue declined 9.9% from the previous quarter, which was near the midpoint of our guidance.  Revenue declined in all major geographies.  The revenue decline was led by the Industrial market, followed by Communications and Transportation though the Computer market grew slightly.  Despite the revenue decline, we earned $0.46 per share which we believe to be a good result in a difficult quarter.

We stated last quarter that we expected the current negative cycle to be a short one as inventories are rebalanced to the current demand.  However, the second fiscal quarter is historically a weaker quarter for us, particularly for the Industrial market, and we remain cautious due to the macroeconomic climate. Accordingly, for our fiscal second quarter we are forecasting revenue to be flat to up 3% sequentially.”

Supplemental financial information for bookings by end market and revenue by geography is available under the Investor Relations section that can be accessed through www.linear.com

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our revenue and our expectations regarding the duration of the weak cycle are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 28, 2015.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 14, 2015 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call 719-457-2631, or toll free 888-504-7953 before 8:15 a.m. to be included in the audience.  There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from October 14, 2015 through October 21, 2015. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #2256266.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com for one year following the date of this call.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Donald P. Zerio at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended
	September 27,	June 28,	September 28,
	2015	2015	2014

Revenues	$341,917	$379,483	$371,060
Cost of sales(1)	85,205	90,847	89,007
Gross profit	256,712	288,636	282,053
Expenses:
Research and development (1)	66,602	68,960	65,600
Selling, general and administrative(1)	40,193	43,105	42,089
Total operating expenses	106,795	112,065	107,689
Operating income	149,917	176,571	174,364
Interest income and other income	987	975	581
Income before income taxes	150,904	177,546	174,945
Provision for income taxes	38,857	44,831	45,486
Net income	$112,047	$132,715	$129,459

Earnings per share:
Basic	$0.46	$0.54	$0.53
Diluted	$0.46	$0.54	$0.53

Shares used in determining earnings per share:
Basic	244,863	244,928	244,145
Diluted	245,234	245,477	244,801

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,342	$2,403	$2,100
Research and development	10,922	10,996	9,791
Selling, general and administrative	5,638	5,785	5,056

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	September 27,	June 28,
As of	2015	2015
Assets
Cash, cash equivalents and marketable securities	$1,244,993	$1,202,722
Accounts receivable, net of allowances ($1,651) and ($1,651 at June 28, 2015)	153,672	179,264
Inventories	96,138	99,861
Deferred tax assets and other current assets	105,923	102,905
Total current assets	1,600,726	1,584,752

Property, plant & equipment, net	285,204	287,742
Other noncurrent assets	11,035	11,585
Total assets	$1,896,965	$1,884,079

Liabilities
Accounts payable	$13,920	$17,608
Accrued income taxes, payroll & other accrued liabilities	124,148	118,450
Deferred income on shipments to distributors	47,228	46,860
Total current liabilities	185,296	182,918

Deferred tax and other noncurrent liabilities	126,342	123,234

Stockholders’ equity
Common stock and additional paid-in capital	2,065,395	2,052,490
Accumulated deficit	(481,067)	(475,124)
Accumulated other comprehensive income, net of tax	999	561
Total stockholders’ equity	1,585,327	1,577,927
	$1,896,965	$1,884,079

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended
	September 27,	June 28,	September 28,
	2015	2015	2014
Cash flow from operating activities:
Net income	$112,047	$132,715	$129,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,248	13,737	13,214
Stock-based compensation	18,902	19,184	16,947
Excess tax benefit from stock-based compensation	(1,627)	(6,217)	(2,202)
Change in operating assets and liabilities:	33,172	1,945	(21,042)

Cash provided by operating activities	175,742	161,364	136,376

Cash flow from investing activities:
Net purchases of available-for-sale securities	(19,804)	(78,193)	(26,426)
Purchase of property, plant and equipment	(10,160)	(8,396)	(26,917)

Cash used in investing activities	(29,964)	(86,589)	(53,343)

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	1,627	6,217	2,202
Issuance of common stock under employee stock plans	4,253	14,299	3,323
Purchase of common stock	(56,557)	(32,242)	(34,086)
Payment of cash dividends	(73,312)	(73,437)	(65,739)

Cash used in financing activities	(123,989)	(85,163)	(94,300)

Increase (decrease) in cash and cash equivalents	21,789	(10,388)	(11,267)
Cash and cash equivalents, beginning of period	195,679	206,067	157,323
Cash and cash equivalents, end of period	$217,468	$195,679	$146,056